Exhibit 99.03


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                                 Rights Offering

                 of 53,772,548 Shares of Class A Common Stock

                and 52,715,788 Shares of Class B Common Stock

                               at $7.28 Per Share

       The rights offering will expire at 5:00 P.M., New York City Time, on March 19, 2001, unless we extend it.

Dear Stockholders:

    Enclosed are the prospectus supplement and other materials relating to a rights offering by Adelphia Business Solutions, Inc. Please carefully review the prospectus supplement and other materials, which describe how you can participate in the rights offering. You will be able to exercise your rights to purchase additional shares of our common stock only during a limited period of time. You will find answers to some frequently asked questions about the rights offering in the beginning of the enclosed prospectus supplement. You should also refer to the detailed "Instructions for Use of Adelphia Business Solutions, Inc. Subscription Certificate" included with this letter. The exercise of your rights will be irrevocable.

Summary of the Terms of the Rights Offering

    oYou have been granted 1.5 non-transferable rights for each share of our common stock you owned on February 19, 2001. No fractional rights were granted. If a fractional right was calculated for you as a result of the ratio described above, the number of rights granted to you has been rounded down to the nearest whole right. For example, if you own 101 shares of common stock, you will receive 151 rights.

    oIf you hold shares of Class A common stock, you may purchase one share of Class A common stock for each whole right you have been granted at the subscription price of $7.28 share. Similarly, if you hold shares of Class B common stock, you may purchase one share of Class B common stock for each whole right you have been granted at the subscription price of $7.28 share.

    oThe rights offering expires at 5:00 p.m., New York City Time, on March 19, 2001, unless we extend it. If you do not exercise your rights before that time, they will expire and will be null and void.

    oTo exercise your rights, a properly completed and executed subscription certificate (or notice of guaranteed delivery) and payment in full for all of the rights exercised must be delivered to American Stock Transfer & Trust Company as indicated in the prospectus supplement prior to 5:00 p.m., New York City Time, on the expiration date of the rights offering.
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    If your shares are held in your name, a subscription certificate is enclosed. If your shares are held in the name of your bank or broker, you must contact your bank or broker if you wish to participate in the rights offering. If you do not exercise your rights, your ownership in Adelphia Business Solutions may be diluted. Please read the accompanying prospectus supplement for a discussion of the rights offering, our company and the other risk factors involved in exercising the rights and investing in our common stock.

    If you have any questions concerning the rights offering or require additional copies of the enclosed materials, please feel free to contact American Stock Transfer & Trust Company, our subscription agent, at (800) 937-5449 within the United States or (718) 921-8200 outside of the United States.

                                        ADELPHIA BUSINESS SOLUTIONS, INC.
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                                        /s/ John J. Rigas
                                        John J. Rigas
                                        Chairman